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                             DISTRIBUTION AGREEMENT


This Agreement is made as of the ____ of ___________, 1998, between BIO-SYNTHESIS, INC., a ________________ corporation, with its principal place of business at ____________________ Lewisville, Texas 75067 ("BSI"), and GEN TRAK, INC., a ________________ corporation, with its principal place of business at 510 Campus Drive, Plymouth Meeting, Pennsylvania 19462 ("GEN TRAK").

The parties agree as follows:

1.       APPOINTMENT

         A. Subject to the provisions hereof and except as provided subparagraph C of this paragraph, BSI hereby appoints GEN TRAK as BSI's exclusive distributor in the Territory for the Term of this Agreement (defined below) with respect to the DNA/SSP Class 2 and Class 1 product entries and related products (the "products") manufactured by BSI as described in Exhibit "A" hereto (the "Product"). GEN TRAK hereby accepts such appointment and undertakes to use its best efforts to sell and promote the sale of Product in the market defined in Exhibit B hereto (the "Territory").

         B. Provided that GEN TRAK performs its obligations hereunder, during the Term of this Agreement, BSI shall not appoint another distributor for the Product in the Territory.

         C. Notwithstanding anything herein to the contrary, and provided that it is not in direct competition with GEN TRAK, BSI may market and sell it's HLA products (as more particularly described in Exhibit "C" hereto) to (i) companies that do not manufacture or market HLA product lines and (ii) individual end users.

         D. Without BSI's prior written consent, neither GEN TRAK, nor any of its subsidiaries or affiliated companies, nor any director, officer, stockholder, partner or entity having control of GEN TRAK or such subsidiary or affiliated company, shall manufacture, sell, promote, or distribute in the Territory any product that is competitive with the Product.

         E. GEN TRAK shall purchase the Product only from BSI during the Term of this Agreement.

         F. The relationship between the parties is that of vendor and purchaser (rather than principal and agent) and, accordingly, GEN TRAK shall not be empowered by its appointment hereunder or otherwise to act for or to bind BSI, or to make any express or implied representation or warranty on behalf of BSI.

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2.       TERM OF AGREEMENT

         A. The Term of this Agreement shall commence on the date of this Agreement and, unless this Agreement is earlier terminated pursuant to the provisions hereof or otherwise, shall continue for a period of three (3) years. (Such period, as extended as provided in subparagraph B of this paragraph, is referred to herein as the "Term")

         B. Provided that it is not in default hereunder, GEN TRAK may extend this Agreement for three (3) additional consecutive one (1) year periods upon written notice to BSI delivered at least thirty (30) days prior to the expiration of the then current Term.


3.       ORDERS AND FORECASTS FOR THE PRODUCTS

         A. On the date of the signing of this Agreement and on the last day of each calendar quarter during the Term, GEN TRAK will provide to BSI a twelve
(12) month rolling forecast of anticipated Product needs.

         B. GEN TRAK will maintain an inventory of Product at its Pennsylvania facility sufficient to meet demand for the Product in the Territory for at least thirty (30) days. GENTRAK will be responsible for delivery of the Product to customers.

         C. BSI will maintain an inventory of Product at its Texas facility sufficient to meet projected demand for the Product as set forth in the rolling forecast for at least sixty (60) days. BSI will be responsible for delivery of the Product to GEN TRAK upon receipt of appropriate purchase orders from GEN TRAK.


4.       PRICE AND PAYMENT TERMS

         A. BSI agrees to provide the product to GEN TRAK at a cost per unit of 75% of the lowest current prevailing list price set forth on __________________, with adjustments, if any, as may be mutually agreed to reflect market conditions. During the term of this agreement, this cost per unit may only be changed by mutual agreement based on a demonstrable increase in the cost to manufacture of BIOSYNTHESIS. GEN TRAK shall pay to BSI the cost per unit of the Product set forth in Exhibit "D" hereto, (the "Purchase Price").

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         B. GEN TRAK shall be responsible for and pay all value, excise, sales and similar taxes that may be required to be paid by reason of GEN TRAK's purchases of the Units. Risk of loss for the Product shall pass to the GEN TRAK upon delivery to a carrier for shipment. GEN TRAK may use its standard purchase order form to order products; provided, however, any such form shall reference this Agreement and the terms and conditions of this Agreement will supersede any different or additional terms on such order.

         C. All payments will be sent by GEN TRAK to BSI Net 30, unless otherwise mutually agreed upon. Any payment not made within said thirty (30) day period will bear interest from the expiration of said thirty (30) day period at the rate of one percent (1%) over the Prime Rate as reported by the Chase Manhattan Bank of New York, or its successor.

5.       MARKETING, REDISTRIBUTION

         A.       Promotion and Marketing.

                  (i) BSI acknowledges that GEN TRAK anticipates marketing the Product under the GENSYS name and agrees that such brand name and all product packaging and all marketing, advertising and promotion materials (collectively, the "Brand Name") shall remain the exclusive property of GEN TRAK. BSI may not use the Brand Name in any way without the express written consent of GEN TRAK.

                  (ii) GEN TRAK agrees to use its best efforts to promote and sell the Product, at its own expense, in the Territory as soon as feasible after the date of this Agreement. All promotional and marketing materials developed by GEN TRAK shall identify BSI as the Manufacturer and utilize appropriate BSI Trademarks (see Trademark) and be approved by BSI prior to use and shall contain all notices required to protect BSI's proprietary rights in the Product. Any promotional and other advertising material prepared by BSI for the Territory will be provided to GEN TRAK upon its request without charge.

                  (iii) GEN TRAK will maintain an adequate sales force during the term of this Agreement to effectively market and sell the Product and handle all customer complaints in a professional and efficient manner.

                  (iv) BSI shall provide to GEN TRAK, free of charge, sufficient Product samples to allow adequate marketing of the Product. GEN TRAK will maintain an inventory of Product sufficient to meet demand for the Product in the Territory for at least thirty (30) days.

                  (v) GEN TRAK will comply with all laws, regulations and orders, including all health regulatory requirements, of any government within

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the Territory and with all other governmental requirements applicable to its sales activities in the Territory with respect to the Product. GEN TRAK will provide BSI with all information it shall reasonably request in connection with GEN TRAK's compliance with this paragraph. BSI will furnish GEN TRAK with such assistance and cooperation as may reasonably be requested in connection with compliance with such governmental requirements, including without limitation providing to GEN TRAK all available data for clinical trials performed by BSI in connection with the Product.

                  (vi) All expenses incurred by GEN TRAK in connection with the performance of its obligations hereunder will be borne solely by GEN TRAK

         B. Trademarks. To the extent reasonably required by GEN TRAK to perform its obligations pursuant to this Agreement, BSI grants to GEN TRAK a non-transferable, royalty-free license, with no right to grant sublicenses, to use during the term of this Agreement the Trademark within the Territory with respect to the Product, alone or in conjunction with any one or more trademarks of GEN TRAK, provided, however, that such license may only be used by GEN TRAK in connection with the sale of the Product. BSI acknowledges the validity of the Trademark and BSI's ownership thereof.

         C. Customer Service. GEN TRAK shall be responsible for all "front line" customer services for the Product in accordance with guidelines approved in advance by BSI. BSI will assist with other customer services for the products as necessary.


6.       TERMINATION

         A. If either party breaches a term or provision of this Agreement, in addition to any other right or remedy it may have under this Agreement or otherwise, the non-breaching party may terminate this Agreement by giving the breaching party written notice of such breach, such termination to be effective 30 days after the giving of such notice unless within such 30-day period the breaching party remedies such breach, in which event such notice of termination shall be deemed withdrawn.

         B. If during any Contract Year, GEN TRAK fails to make and pay for the Minimum Purchases for any contract year as specified in Exhibit "E", BSI may terminate this Agreement by giving written notice of such failure to GEN TRAK, such termination to be effective upon the giving of such notice.

         C. Neither party, by reason of the termination of this Agreement, will be liable to the other because of damages, expenditures, loss of profits, or prospective profits of any kind or nature, sustained or arising out of such termination or for any investments related to the performance of this Agreement or the goodwill created in the course of the performance under this Agreement.

                                      -4-

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         D. No termination of this Agreement will in any manner whatsoever release, or be construed as releasing, any party from any liability to the other arising out of or in connection with a party's breach of, or failure to perform any covenant, agreement, duty or obligation contained in this Agreement. Neither party will be relieved from any obligations vested prior to the date of termination of this Agreement.

         D. Upon the expiration or termination of this Agreement, GEN TRAK shall have no right to order or purchase Product from BSI or to in any manner hold itself out as BSI's distributor of the Product in the Territory, or to advertise or promote the Product, and BSI may appoint, accept orders from, deliver and sell Product to a new distributor or other person or entity in the Territory determined by BSI in its sole discretion, who may begin soliciting orders for and delivering Product to customers in the Territory any time after the effective date of the termination of this Agreement. No allowance or indemnity shall be payable hereunder to GEN TRAK as a result thereof. BSI shall have the right to cancel all unshipped orders for the Product placed by GEN TRAK whether or not previously accepted.

      E. Upon termination of this Agreement, GEN TRAK will immediately discontinue all use in the Territory of BSI's trade names and trademarks in connection with the Product GEN TRAK will return to BSI all price lists, catalogs, sales literature, operating and service manuals, advertising literature, and other materials relating to the Product; provided, however, that for materials produced by GEN TRAK, including, but not limited to the Brand Name, shall remain the exclusive property of GEN TRAK. GEN TRAK expressly agrees that upon termination such materials produced by GEN TRAK may not include the BSI name or BSI's trade names or trademarks.

         F. For a period of 60 days after the expiration or termination of this Agreement, GEN TRAK may sell the inventory of Product GEN TRAK has on hand at the time of such expiration or termination through its normal trade channels for the Product; provided, however, that if within 10 days after such expiration or termination BSI notifies GEN TRAK that it wishes to purchase all or part of such inventory of Product, GEN TRAK shall sell to BSI all or part of such inventory of Product, as desired by BSI, but in each case limited to those Units in good and usable condition as per BSI's existing quality control standards, for an amount equal to the cost of such inventory to BSI at the time of the purchase. GEN TRAK shall return to BSI for credit against amounts payable by GEN TRAK to BSI all Product, less reasonable customer samples and test samples, not sold and paid for at the expiration of such 60 day period.

                                      -5-

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7.       PRODUCT WARRANTY

         A. BSI warrants that the Product will meet the "Product Specifications" set forth in Exhibit "F" hereto, as may be amended from time to time, for the period of time up to and including the expiration date printed or stamped on the product if used, stored and shipped in accordance with BSI's instructions. With respect to any Product failing to meet the Product Specifications, BSI will, at its option: (i) grant to GEN TRAK a credit for such defective Product equal to the price paid therefor by GEN TRAK or (ii) provide replacement Product. In no event will BSI be liable under this Agreement for any failure of any Product to meet the Product Specifications due to improper use, storage or shipment by GEN TRAK or anyone receiving the Product directly or indirectly from GEN TRAK.

         B. BSI and GEN TRAK hereby agree to the Quality Control and Quality Assurance standards including manufacturing processes set forth in Exhibit "G" hereto, as may be amended from time to time. All products delivered to GEN TRAK or to GEN TRAK's customers will be certified by BSI as having met minimum, agreed upon performance standards. BSI will replace all products that fail to perform to these minimum standards.

8.       LIMITATIONS OF LIABILITY

EACH PARTY WILL ONLY BE LIABLE TO THE OTHER PARTY FOR DAMAGES THAT ARE DIRECTLY ATTRIBUTABLE TO ITS MATERIAL BREACH OF THIS AGREEMENT OR ITS GROSSLY NEGLIGENT OR INTENTIONAL ACT OR OMISSION. NOTWITHSTANDING THE FOREGOING, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY OR PARTIES FOR INDIRECT DAMAGES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY GOODS SOLD OR DELIVERED TO GEN TRAK. NOTHING IN THIS AGREEMENT WILL CREATE ANY LIABILITY OF EITHER OR BOTH PARTIES TO ANY THIRD PARTY OR PARTIES.

9.       INDEMNITY

         A. BSI agrees to and hereby does indemnify and hold GEN TRAK harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorneys' fees, which GEN TRAK may incur by reason of any Product sold or furnished by BSI which result in injury, illness or death of any person, to the extent that such claims arise out of or result from (i) product design,
(ii) manufacturing, (iii) a breach of this Agreement or, (iii) failure to comply with the Quality Control and Quality Assurance standards including manufacturing processes set forth in Exhibit G attached hereto, except if such claims arise from the gross negligence or willful misconduct of GEN TRAK.

         B. GEN TRAK hereby agrees to and hereby does indemnify and hold BSI harmless from and against all claims, damages, losses, costs and expenses, including attorney's fees, which BSI may incur to the extent that such claims arise out of or result from (i) the unlawful sale or other distribution of Product by GEN TRAK or use by any purchasers, including any improper sales by GEN TRAK to customers who are located in a territory outside the Territory, (ii) the distribution, labeling or packaging of the Products or, (iii) failure to

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comply with the Quality Control and Quality Assurance standards including manufacturing processes set forth in Exhibit G attached hereto, except for such claims which arise out of or result from the gross negligence, or willful misconduct of BSI.

10.      PROPRIETARY RIGHTS

         A. Ownership of BSI Proprietary Rights. BSI will retain all of its rights, title and ownership in all copyrights, trademarks, trade secrets, Patents, and all other intellectual property embodied in the Product. Except as otherwise expressly provided in this Agreement, GEN TRAK will have no right, title or interest in the intellectual property embodied in the Product.

         B. Ownership of GEN TRAK Proprietary Rights. GEN TRAK will retain all of its rights, title and ownership in all copyrights, trademarks, trade secrets, Patents, and all other intellectual property embodied in the Brand Name. Except as otherwise expressly provided in this Agreement, BSI will have no right, title or interest in the intellectual property embodied in the Brand Name.

         C. Confidential Information. Each party agrees that it will treat accordingly all verbal and written communications from the other party which are designated, or which should reasonably be regarded in the normal commercial view, as constituting business secrets or propriety information ("Proprietary Information"). Each party agrees to refrain from disclosing or making available to any third party any of the other party's Proprietary Information without the other party's written consent and to impose upon its employees and agents the same obligations with respect to the other party's Proprietary Information as it employs with respect to its own confidential information. No such obligations of confidence will extend to information which (a) is publicly available; (b) is independently developed by the receiving party; (c) is already in the receiving party's possession; or (d) is rightfully received from a third party. The provisions of this Section 12 will survive the termination of this Agreement and for a period of five (5) years thereafter.

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11.      GOVERNING LAW

This Agreement shall be deemed to have been made in the Commonwealth of Pennsylvania, and shall be construed in accordance with and governed by the laws of Pennsylvania applicable to contracts wholly executed and performed in Pennsylvania. All disputes under this Agreement which cannot be resolved between the parties shall be submitted to binding commercial arbitration in accordance with the rules of the American Arbitration Association the appertaining. The arbitration shall be held at a mutually agreed upon site. All fees and expenses of the Arbitrator shall be borne equally by the parties.

12.      ASSIGNMENT

         A. Neither this Agreement, nor any rights or obligations of GEN TRAK thereunder shall:

         1. be assigned by GEN TRAK to any person or entity, or

         2. be transferred, or pass to, any person or entity by merger or consolidation, in bankruptcy or insolvency proceedings or by operation of law or otherwise,

without the prior written consent of BSI, which may be withheld by BSI for any reason or for no reason, in BSI's sole discretion. Any assignment in violation of the foregoing shall be deemed null and void. BSI may assign or delegate any or all of its rights or duties hereunder to any party. Notice thereof need not be given to GEN TRAK in order to be effective; provided, however, BSI agrees to notify GEN TRAK of any such assignment and provide information with respect thereto to the extent necessary to enable GEN TRAK to perform its obligations thereunder, including, without limitation, any change in the address for placement of orders or payment of invoices for Products.

13.      FORCE MAJEURE

In the event that either party is unable to carry out its obligations under this Agreement due to Force Majeure beyond its control (including, without limitation, acts of God; war, riot; fire; flood; explosion; labor disputes; embargoes; or unavailability or shortages of raw material, bulk, equipment or transport), the failure so to perform shall be excused and not constitute a default hereunder during the continuation of the intervention of such Force Majeure, provided, however that this provision shall not apply to the obligation

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of GEN TRAK to pay for the Product as provided in Paragraph 4 hereof. The party affected by such Force Majeure shall resume performance as promptly as practicable after such Force Majeure has been eliminated. Notwithstanding the foregoing, in the event either party is unable to carry out its obligations hereunder by reason of such Force Majeure for a period of forty-five (45) days or more, then either party may at any time thereafter during the continuance of such Force Majeure terminate this Agreement upon notice to the other party setting forth the circumstances of such Force Majeure.


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14.      MISCELLANEOUS.

         A. No Agency, No Joint Venture - Independent Contractor. GEN TRAK will act as independent contractor under the terms of this Agreement. GEN TRAK is not, and will not be deemed to be, employee, agent, co-venturer or legal representative of BSI for any purpose. GEN TRAK will not be entitled to enter into any contracts in the name of, or on behalf of BSI, nor will GEN TRAK be entitled to pledge the credit of BSI in any way or hold itself out as having authority to do so.

         B. Severability. Should any provision of this Agreement be determined by a court having jurisdiction over the parties and the subject matter to be illegal or unenforceable in such jurisdiction, the parties agree that such determination shall not affect or impair the validity or enforceability of such provision in any other jurisdiction or the validity or enforceability of any other provision.

         C. Entire Agreement; Amendment. This Agreement and the Schedules hereto set forth and constitute the final, complete and entire agreement between the parties hereto with respect to the subject matter hereof, supersede any and all prior agreements, understandings, promises and representations made by either party to the other concerning the subject matter hereof and the terms applicable hereto and are intended as a complete and exclusive statement of the terms of the agreement between the parties. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized officers of both parties.

         D. Waiver. No waiver of any right under this Agreement will be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform will be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

         E. Headings. Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

         F. Notices. Notice, consent, demand, approval, or other communication required or permitted under this Agreement will be written and will be deemed to have been given (i) when personally delivered, including confirmed delivery by facsimile or telex, (ii) on the next day after delivery to a nationally recognized over-night express delivery service; or (iii) on the third day after it is mailed, postage prepaid, certified or registered mail, return receipt requested, addressed to the following address or to such other address as the

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party to be notified shall have specified to the other party in accordance with this paragraph:

         If to BSI:                                  with a copy to:

            Bio-Synthesis Laboratories, Inc.         Thad E. Finley, Esq.
                                                     HAMMERLE FINLEY
                  Lewisville, Texas 75067            2220 San Jacinto Blvd
                  Attn.-President                    Denton, Texas 76205

         If to GEN TRAK:                             with a copy to:

                  Gen Trak, Inc.                     Henry A. Carpenter II, Esq.
                  510 Campus Drive                   1513 Judith Place
                  Plymouth Meeting, PA 19462         Yardley, PA 19067

                  Attn:    Arthur V. Boyce

         G. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original and all of which will constitute together but one of the same document.

         H. Authority to Enter Into and Execute Agreement. Each party represents and warrants to the other they have the right and lawful authority to enter into this Agreement for the purposes herein and that them are no other outstanding agreements or obligations inconsistent with the terms and provisions hereof.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                        BIOSYNTHESIS, INC.
ATTEST:

                                        BY: _____________________
Name: _____________________             Name: ___________________
Title: ____________________             Title: __________________

                                        GEN TRAK, INC.
ATTEST:

                                        BY: _____________________
Name: _____________________             Name: ___________________
Title: ____________________             Title: __________________


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                                    EXHIBIT B

The "Territory"

Gen Trak has the exclusive right to sell, promote and market BSI products, as outlined in Exhibit A, in the United States an Canada, without limitation or restriction. Opportunities in other countries throughout the world will be discussed and decided by mutual agreement on an individual basis.

                                    EXHIBIT E

Minimum Purchases

From the date of this agreement, Gen Trak will be required to make minimum purchases of BSI products by contract year as follows:

Year 1            $   600,000

Year 2            $1,200,000

Year 3            $1,500,000



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                                LIST OF EXHIBITS
                                ----------------

Exhibit           Contents
-------           --------

A Description of DNA/SSP Class 2 and Class 1 product entries and related products manufactured by BSI (the "Products")

B Territory within which GEN TRAK may sell and market the Product

C (I) Companies that do not manufacture or market HLA product lines and (ii) individual end users to which BSI may sell and market the Product

D                 Initial cost per unit of the Product (the "Purchase Price")

E                 Minimum Purchases for any contract year

F                 The "Product Specifications"

G Quality Control and Quality Assurance standards including manufacturing processes